Exhibit 10.4

Boston Life Sciences License Amendment January 2004 HU 1615

This Amendment to the License Agreement (this “Amendment”) effective the last day signed below of 2004, is entered into by and between Boston Life Sciences, Inc, a corporation organized and existing under the laws of Massachusetts having its principal offices at 20 Newbury St., 8th Floor, Boston, MA 02116, (hereinafter, “LICENSEE”) and The President and Fellows of Harvard College, a charitable corporation of Massachusetts, having an office at Office of Technology Licensing and Industry Sponsored Research, Harvard Medical School, Gordon Hall of Medicine, Room 414, 25 Shattuck Street, Boston, MA 02115 (hereinafter “HARVARD”).

W I T N E S S E T H:

WHEREAS, a License Agreement (the “License Agreement”) was entered into by and between LICENSEE, HARVARD with an effective date of March 15, 2000;

WHEREAS, LICENSEE desires to more fully focus its research and development efforts on two diseases;

WHEREAS, the parties hereto have determined that it is in their respective best interests to amend Article 1 (“DEFINITIONS”) of the License Agreement to amend the definition of paragraph 1.3, (“FIELD”), and to amend Article VII (“FOREIGN AND DOMESTIC PATENT FILING AND MAINTENANCE”) and Article VIII (“INFRINGEMENT”) of the License Agreement to more clearly delineate the rights and responsibilities of the parties hereto;

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to the License Agreement.

(a)	Paragraph 1.3 is hereby amended to read:

“FIELD shall mean the diagnosis and/or treatment of (i) Attention Deficit Hyperactivity Disorder and (ii) Parkinson’s Disease

(b)	Article VII is hereby amended to read:

PATENT FILING, PROSECUTION AND MAINTENANCE

7.1 HARVARD shall own (jointly with Organix or other assignees as applicable), file, prosecute and maintain all U.S. and foreign patent applications and patents included within the PATENT RIGHTS. LICENSEE shall be included in all prosecution-related correspondence with outside patent counsel, shall cooperate with HARVARD in the prosecution, filing and maintenance of the PATENT RIGHTS, and shall be promptly copied on all documents received from or sent to all patent offices involved in examination, interference proceedings, oppositions and other matters related to the

PATENT RIGHTS. HARVARD shall consult LICENSEE on each step of the prosecution process regarding exclusively licensed PATENT RIGHTS and HARVARD shall incorporate LICENSEE’s comments where reasonably practicable, but final decision making authority shall vest in HARVARD.

7.2 Upon execution of this Agreement, LICENSEE shall reimburse HARVARD for past and presently payable patent costs for the preparation, filing, prosecution and maintenance of PATENT RIGHTS. HARVARD shall provide to LICENSEE an itemized invoice of all fees and costs associated with U.S. and foreign patent prosecution, U.S. and foreign patent annuities, and all costs associated with any patent interference proceedings related to the PATENT RIGHTS (“COSTS”) whether such fees and/or costs were incurred before or after the date of this Agreement. LICENSEE shall have the opportunity to review said invoices, and shall have the opportunity to discuss questionable billings incurred after the EFFECTIVE DATE either with HARVARD before HARVARD pays the invoiced billings, or directly with HARVARD’s patent counsel, as HARVARD directs. As directed by HARVARD, LICENSEE shall either pay invoiced billings related to PATENT RIGHTS directly to HARVARD’s patent counsel or shall reimburse to HARVARD the amount of all fees and costs related to PATENT RIGHTS that HARVARD has paid. LICENSEE shall pay to HARVARD, or to HARVARD’s patent counsel if so directed by HARVARD, all amounts due under each invoice under this paragraph within thirty (30) days of the date of receipt of said invoice. Late payment of these invoices shall be subject to interest charges of one and one-half percent (1 1/2%) per month. If HARVARD shall license PATENT RIGHTS outside the FIELD to a third party, HARVARD will pay to LICENSEE a sum equal to the pro rata share of past COSTS for PATENT RIGHTS which are now nonexclusive. HARVARD will also invoice present or future COSTS related to nonexclusive patent rights on a pro rata basis. All pro rata calculations will be made using the number of distinct companies granted a license(s) and no other bases.

7.3 HARVARD, Organix and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS exclusive to LICENSEE and of all patents and patent applications exclusively licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of HARVARD or of Organix to execute such papers and instruments so as to enable HARVARD to apply for, to prosecute and to maintain patent applications and patents in HARVARD’s and other applicable assignees’ names in any country. HARVARD and LICENSEE shall each provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. After LICENSEE has shown good and sufficient cause to justify a request that HARVARD choose alternate patent counsel, and after having made reasonable attempts to rectify the situation resulting in said good and sufficient cause, HARVARD will not unreasonably withhold consent that alternate patent counsel be chosen. In such event, LICENSEE agrees to bear all costs associated with transfer to alternate patent counsel.

7.4 LICENSEE may elect to surrender its PATENT RIGHTS in any country upon one-hundred-twenty (120) days written notice to HARVARD. Such notice shall not relieve LICENSEE from responsibility to reimburse HARVARD for patent-related expenses incurred prior to the expiration of the one-hundred-twenty (120)-day notice period (or such longer period specified in LICENSEE’s notice).

7.5 In the event HARVARD elects not to pursue, maintain or retain a particular PATENT RIGHT licensed to LICENSEE hereunder, HARVARD shall so notify LICENSEE in sufficient time for LICENSEE to assume the filing, prosecution and/or maintenance of such application or patent at LICENSEE’s expense. In such event, HARVARD shall provide to LICENSEE any authorization necessary to permit LICENSEE to pursue and/or maintain such PATENT RIGHT. LICENSEE shall have no further royalty obligations under this Agreement with respect to any such PATENT RIGHT.

(c)	Article VIII is hereby amended to read:

8.7 If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, HARVARD may elect to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with HARVARD and Organix in connection with any such action.

2. Definitions. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings set forth in the License Agreement.

3. General. Except as expressly set forth above, the License Agreement as previously amended remains in full force and effect, without change or modification.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

For:

HARVARD	BOSTON LIFE SCIENCES, INC.

/s/ O. Prem Das		/s/ Marc Lanser
O. Prem Das, Director	Name:	Marc Lanser MD
Office of Technology Licensing and Industry Sponsored Research	Title:	President
Harvard Medical School

5-4-04